Exhibit 99.1

    FOR IMMEDIATE RELEASE

For further information, contact:
LeAnn Cain, Senior Marketing & PR Manager
304-769-1138
leann.cain@bankatcity.com

City National Bank honored by J.D. Power with customer satisfaction award for fifth time in seven years

Charleston, W.Va.  (April 8, 2024) — City National Bank ranked #1 in customer satisfaction for consumer banking in the North Central Region in the J.D. Power 2024 U.S. Retail Banking Satisfaction Study, claiming the top honor in its region for the fifth time in seven years. City scored higher than all other banks in West Virginia, Kentucky, Ohio, Indiana and Michigan.
“This award is about more than providing excellent service. It is about the way all City employees interact with and support their customers, communities, and each other every day,” said President and CEO Skip Hageboeck. “We are honored to once again be recognized by our customers.”
The U.S. Retail Banking Satisfaction Study measures satisfaction across seven factors: trust; people; account offerings; allowing customers to bank how and when they want; saving time and money; digital channels; and resolving problems or complaints.
In addition to ranking highest overall in its region, City also fared best in the factors of trust, people, allowing customers to bank how and when they want, and saving time and money.
The study is based on responses from 105,355 retail customers of the largest banks in the United States regarding their experiences with their retail bank. It was fielded from January 2023 through January 2024. View the full J.D. Power 2024 U.S. Retail Banking Satisfaction Study here: https://www.jdpower.com/business/retail-banking-study-1.

About City National Bank
Headquartered in Charleston, W. Va., City National Bank operates 97 branches in West Virginia, Kentucky, Virginia and Ohio. With $6.2 billion in assets, City offers a variety of financial products and services for both consumer and business customers.
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City National Bank An Affiliate of City Holding Company
25 Gatewater Road Cross Lanes, WV 25313